EXHIBIT 5.1

   Reid & Company                                  Suite 1040 Guinness Tower
Barristers & Solicitors                            1055 West Hastings Street
                                                   Vancouver, British Columbia
                                                   Canada  V6E 2E9

                                                   Telephone:  (604) 687-5267
                                                   Facsimile:  (604) 687-5872

                                                   David R. Reid Law Corporation


                                                November 22, 2000


MDSI Mobile Data Solutions Inc.
10271 Shellbridge Way
Richmond, British Columbia
Canada
V6X 2W8

Dear Sirs and Mesdames:

RE: MDSI Mobile Data Solutions Inc.: Registration Statement Relating to 2000 Stock Option Plan

We are Canadian solicitors to MDSI Mobile Data Solutions Inc. (the "Corporation"). We have been requested by the Corporation to provide the opinion expressed herein in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement ("the Registration Statement") on Form S-8 under the United States Securities Act of 1993 ("the Act"). The purpose of the Registration Statement is to register a total of 300,000 Common shares (the "Shares") of the Corporation which are issuable pursuant to exercises of stock options ("Options") which have been granted or may be granted under the Corporation's 2000 Stock Option Plan.

We express no opinion as to laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and we have assumed that there is nothing in any other law which affects our opinions expressed herein.

For the purpose of the opinions expressed herein, we have examined the Articles and By-Laws of the Corporation and originals or copies authenticated or identified to our satisfaction of records of the Corporation, of certificates or records of public officials and governmental bodies and authorities, of certificates of officers or representatives of the Corporation and of other records, contracts and instruments and we have made such investigations and searches and considered such questions of law, all as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original copies and the conformity to authentic original documents of all documents submitted to us as certified copies, photocopies, facsimile copies or electronically filed copies dated as of the date hereof.



                                  A Member of

                                  Reid Restall

                         Vancouver   Winnipeg   Toronto

Reid & Company



Based and relying on the foregoing, we are of the opinion that the Shares have been duly authorized by the Corporation and will, upon the due exercise of the Options relating to such Shares and receipt by the Corporation of the issue price for the number of Shares issuable pursuant to such exercises, be validly issued by the Corporation and outstanding as fully paid and non-assessable Shares.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Reid & Company